EXHIBIT 15.0

        ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Audit Committee
PrivateBancorp, Inc.


         We are aware of the incorporation by reference in the following documents of our report dated August 6, 2004 relating to the unaudited consolidated interim financial statements of PrivateBancorp, that are included in its Form 10-Q for the quarter ended June 30, 2004:


         o Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan

         o Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

         o Registration Statement (Form S-8 No. 333-88289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan


                                            /s/ Ernst & Young LLP

Chicago, Illinois
August 6, 2004